        Exhibit 10.8
July 20, 2021

Mr. Dave Lesar
VIA ELECTRONIC DELIVERY
Dear Dave:
This letter confirms the terms of certain incentives that CenterPoint Energy, Inc. (the “Company”) has agreed to provide you in consideration for your continued services with the Company as we enter a new chapter in our governance structure, in connection with which the Company’s board of directors (the “Board”) has determined it is in the best interests of the Company’s stockholders for your equity ownership in the Company to be increased in order to more closely align your interests with those of the Company’s stockholders.
Incentive RSU Awards
In furtherance of the foregoing, the Company desires that you receive equity-based awards that, when combined with the grant of restricted stock units you received on July 20, 2021 (the “2021 Incentive RSU Award”), provide for a total number of shares equal to one million (the “Total Share Amount”) . These awards are as follows and are subject to your continued employment through the relevant grant dates:
•In each of February of 2022 and 2023, you will receive a grant of restricted stock units (the “2022 Incentive RSU Award” and the “2023 Incentive RSU Award,” respectively, and collectively, the “Incentive RSU Awards”) covering shares of common stock of the Company (“Common Stock”), pursuant to the terms of the Company’s equity incentive plan (the “Plan”). The 2022 Incentive RSU Award is expected to cover the remainder of the Total Share Amount not granted under the 2021Incentive RSU Award, or such lesser amount as may be permitted under the annual grant limit set forth in the Plan, taking into account any annual equity grants the compensation committee of the Board may also determine should be granted to you in such year. The 2023 Incentive RSU Award is expected to cover the remainder of the Total Share Amount not granted under the 2021 Incentive RSU Award or the 2022 Incentive RSU Award, or such lesser amount as permitted under the annual grant limit set forth in the Plan, taking into account any annual equity grants the compensation committee of the Board may also determine should be granted to you in such year. Both grants will cliff vest on December 31, 2023 and otherwise will have the same terms and conditions as the 2021 RSU Award.

•In the event that the total number of shares that are granted under the 2021 Incentive RSU Award and the Incentive RSU Awards is less than the Total Share Amount, then in February of 2024 the Company will grant you a fully vested bonus stock grant for the remainder of the Total Share Amount (the “2024 Award”).
You will be required to hold, and not sell or pledge, all shares of Common Stock received under all of the foregoing awards until the earliest to occur of your death, permanent disability, or the date that is six months after any separation of your service from the Company.

        Exhibit 10.8
Cash Incentive Award
In connection with the foregoing, by this letter you are also being granted a cash award under the Plan equal to the amount of dividends paid on shares subject to the Incentive RSU Awards, with (x) one portion of such award based on the amount of dividends paid between July 20, 2021 and the grant date of the 2022 Incentive RSU Award on the number of shares subject to, and vesting and payable on the same terms as, such 2022 Incentive RSU Award, (y) one portion of such award based on the amount of dividends paid between July 20, 2021 and the grant date of the 2023 Incentive RSU Award on the number of shares subject to, and vesting and payable on the same terms as, such 2023 Incentive RSU, and (z) one portion of such award based on the amount of dividends paid between July 20, 2021 and the grant date of the 2024 Award on the number of shares referenced in, and vesting and payable on the same terms as, such 2024 Award.
Liquidated Damages and Administrative Services
In the event that your death or permanent disability, termination without Cause or resignation for Good Reason (each as such term is defined in the 2021 RSU Award for purposes of this letter) occurs prior to the date any or all of the Incentive Awards and 2024 Award referenced above are granted, the Company will pay you, as liquidated damages for its failure to make any such awards to you, a lump sum cash payment equal to (x) the value of such ungranted awards, based on the closing trading price of Common Stock on the date of such occurrence, plus (y), if applicable, all amounts accrued under the Cash Incentive Award through the date of any such triggering event, provided, however, that in the event of a termination without Cause or resignation for Good Reason, such payment will be subject to your execution without revocation of a release of claims against the Company in the form used for other separating executives. This lump sum payment will be made within 10 business days after the triggering event or, if applicable, your execution of the release of claims.
In addition, in the event of your termination without Cause or resignation for Good Reason and subject to your execution of the release of claims referenced above, the Company will pay the expenses for the CEO to maintain an office and administrative assistant (so long as such office and assistant are not being used to engage in competitive activities otherwise prohibited under the 2021 Incentive RSU Award), for five years after such separation from service.
Miscellaneous
All payments of compensation by the Company to you in respect of your employment with the Company shall be subject to applicable federal, state or local payroll taxes and other withholding requirements. It is the intent of the parties that the payments and benefits under this letter agreement shall be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), and each payment under this letter shall be treated as a separate payment for purposes of Section 409A. All expense reimbursements paid pursuant to this letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense, in accordance with Section 409A. This letter may not be amended or modified except by an agreement in writing signed by you and the Company. This letter will be binding upon any successor of the Company or its

        Exhibit 10.8
businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, will mean the Company as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by this letter. This letter will be governed by, and construed in accordance with, the laws of the State of Texas without reference to conflict of law rules. To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter to me.

Sincerely,
CenterPoint Energy, Inc.
/s/ Lynne Harkel-Rumford
_________________________
By: Lynne Harkel-Rumford
Senior Vice President & Chief Human Resources Officer

Acknowledged and Agreed:
/s/ Dave Lesar
________________________
Dave Lesar

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